BlackRock Series Fund, Inc.
BlackRock Balanced Capital Portfolio
(the "Fund")

77D(g)

Fund management determined to make changes to the members of the Fund's portfolio management team responsible for the equity portion of the Fund's portfolio. The changes in the Fund's portfolio management team resulted in certain changes to the Fund's investment strategies and risks. All of these changes became effective on June 12, 2017.

Effective on June 12, 2017, the following changes were made to the Fund's Prospectus:

Change in the Fund's Investment Strategies

The last two sentences of the first paragraph in the section of the Prospectus entitled "Fund Overview - Key Facts About
BlackRock Balanced Capital Portfolio - Principal Investment
Strategies of the Fund" were deleted.

The following sentences replaced the first sentence of the second paragraph in the section of the Prospectus entitled "Fund
Overview - Key Facts About BlackRock Balanced Capital Portfolio
- Principal Investment Strategies of the Fund":

The Fund primarily seeks to buy common stock and may also invest in preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through "new issues" or initial public offerings ("IPOs").

The fourth and fifth paragraphs in the section of the Prospectus entitled "Fund Overview - Key Facts About BlackRock Balanced Capital Portfolio - Principal Investment Strategies of the Fund" were deleted in their entirety and replaced with the following:

The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 1000(r) Index (the "Russell 1000 Index"). The Russell 1000 Index is a capitalization-weighted index from a broad range of industries chosen for market size.

The Fund may use derivatives, including options, futures, indexed securities, inverse securities, swaps, credit default swaps, forward contracts and contracts for difference, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. In order to effectively manage cash flows into or out of the Fund, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a commodity (such as oil or gas), a currency or an index, including but not limited to the Russell 1000 Index. The use of options, futures, indexed securities, inverse securities, swaps, credit default swaps, forward contracts and contracts for difference can be effective in protecting or enhancing the value of the Fund's assets.

The seventh paragraph in the section of the Prospectus entitled
"Fund Overview - Key Facts About BlackRock Balanced Capital
Portfolio - Principal Investment Strategies of the Fund" was deleted in its entirety and replaced with the following:

With respect to its equity investments, the Fund invests in large cap securities in a disciplined manner, by using proprietary return forecast models that incorporate quantitative analysis.


The second and third paragraphs in the section of the Prospectus entitled "Details About the Fund - How the Fund Invests -
Investment Process" were deleted in their entirety and replaced with the following:

Management of the equity portion of the Fund invests in large cap securities in a disciplined manner, by using proprietary return forecast models that incorporate quantitative analysis. These forecast models are designed to identify aspects of mispricing across stocks which the Fund can seek to capture by over- and under-weighting particular equities while seeking to control incremental risk. BlackRock Advisors, LLC, the Fund's investment manager ("BlackRock"), then constructs and rebalances the portfolio by integrating its investment insights with the model-based optimization process.

The second and third paragraphs in the section of the Prospectus entitled "Details About the Fund - How the Fund Invests -
Principal Investment Strategies" were deleted in their entirety and replaced with the following:

The Fund invests in U.S. and foreign equity securities and fixed-income securities (including money market securities). The Fund usually invests more in equity securities than in fixed-income securities.
The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 1000(r) Index (the "Russell 1000 Index"). The Russell 1000 Index is a capitalization-weighted index from a broad range of industries chosen for market size, liquidity and industry group representation. The Fund primarily seeks to buy common stock and may also invest in preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through "new issues" or initial public offerings ("IPOs").

The ninth paragraph in the section of the Prospectus entitled
"Details About the Fund - How the Fund Invests - Principal
Investment Strategies" was deleted in its entirety and replaced with the following:

The Fund may use derivatives, including options, futures, indexed securities, inverse securities, swaps, credit default swaps, forward contracts and contracts for difference, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. In order to effectively manage cash flows into or out of the Fund, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a commodity (such as oil or gas), a currency or an index, including but not limited to the Russell 1000 Index. The use of options, futures, indexed securities, inverse securities, swaps, credit default swaps, forward contracts and contracts for difference can be effective in protecting or enhancing the value of the Fund's assets.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Other Strategies" was amended to delete the following other strategy: "Depositary Receipts."